EXHIBIT 10.66

RETIREMENT AGREEMENT AND GENERAL RELEASE

The parties to this Retirement Agreement and General Release, (the “Agreement”), entered into this 30th day of December 2014 are Hari Nair (“Employee”), Tenneco Automotive Operating Company Inc. (“Tenneco” or “Employer”), a Delaware corporation and a subsidiary corporation of Tenneco Inc., and Tenneco Inc., collectively referred to as the “Parties.” References to the employment agreement by and between Employee and Tenneco, Inc., dated June 1, 2001, as amended on June 5, 2007 and December 2008, shall be referred to herein as the “Employment Agreement.”
WHEREAS, Employee has notified Tenneco of his intention to retire; and

WHEREAS, the Parties agree that, following such retirement, Employee would receive certain compensation in exchange for the covenants and agreements contained herein.

NOW, THEREFORE, in consideration of the promises, mutual covenants and agreements contained in this Agreement, Employee and Employer agree as follows:
1.Retirement Date. Effective March 31, 2015 (the “Retirement Date”), Employee shall voluntarily terminate employment by retiring and voluntarily cease to hold any and all offices and positions with Tenneco, its parent, direct or indirect subsidiaries, affiliates and related companies or entities, regardless of its or their form of business organization, including without limitation, whenever applicable, Tenneco Inc. and Tenneco Automotive Operating Company Inc. (the “Employer Entities”). Notwithstanding the foregoing, Employee shall retire from the Board of Directors of Tenneco Inc. effective January 6, 2015.
2.Retirement Pay. Subject to the condition that Employee has not revoked any portion of this Agreement during the Revocation Period (as defined below) and subject to Employee’s compliance with this Agreement, Employer agrees to make the payments, subject to any and all applicable withholding and other employment taxes, and provide the benefits that are set forth in Schedule A attached to this Agreement (collectively, the “Retirement Pay”). Employee acknowledges and agrees that the payments and benefits specified in this Agreement, including Schedule A, are in full and complete satisfaction of any and all liabilities or obligations the Employer Entities have or may have to Employee, including but not limited to any and all obligations to Employee under the Employment Agreement or otherwise with respect to salary, bonuses, holiday pay, vacation pay, stock options, medical insurance, dental insurance, life insurance, any other benefits, and any other claims for payment not specifically mentioned in this Agreement, and that the payments and benefits specified in this Agreement, including Schedule A, exceed in value any payments and benefits to which Employee may be already entitled. The Parties further agree that Employee is not entitled to severance benefits under the Employment Agreement or otherwise, and the payments and benefits provided in this Agreement and Schedule A are provided by the Employer Entities solely under this Agreement on the Employer Entities’ own accord, subject to Employee’s compliance with the terms herein. Employee also acknowledges that he was not legally entitled to all of the payments set forth in Schedule A prior to the execution of this Agreement, would not have been entitled to all of the payments set forth in Schedule A but for the execution of this Agreement and will not receive the Retirement Pay unless Employee executes and does not revoke this Agreement.
Notwithstanding any other provision of this Agreement, Employee, and Employee’s beneficiaries and dependents as applicable, shall retain entitlement to: (i) any and all benefits to which Employee is entitled under applicable law, including any accrued but unused vacation time in accordance with the Employer Entities’ policy, and other accrued and vested payments and benefits to which Employee is entitled under the terms of any applicable compensation arrangement or plan maintained or contributed to by an Employer Entity which is intended to be qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended; (ii) any continuation of health or medical coverage at Employee’s, beneficiary’s or dependent’s expense, to the extent required by the relevant provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and subject to Employee’s timely election of, and continued eligibility for, COBRA coverage; (iii) reimbursement for business expenses properly incurred by Employee on behalf of Employer and timely submitted to Employer with proper supporting documentation no later than twenty (20) days before the Retirement Date and, in any event, in compliance with the section of the Employment Agreement captioned “Reimbursements and In-kind Benefits” and (iv) indemnification pursuant to terms of Employer’s by-laws and coverage under insurance policies issued to Employer, to the extent that such policies are applicable.
3.Tax Preparation Fees. Employer will procure (at its sole expense) the services of KPMG to prepare Employee’s personal tax returns for tax year 2014.
4.Confidentiality; Non-Competition; Non-Solicitation.
(a)Employee acknowledges that the Employer Entities’ business and services are highly specialized and that the following information which he does have or has had access to is not generally known, is highly confidential and constitutes trade secrets: proprietary technical and business information relating to any Employer Entity’s plans, analysis or strategies concerning international or domestic acquisitions, possible acquisitions or new ventures; development plans or introduction plans for products or services; unannounced products or services; operation costs; pricing of products or services; research and development; personnel information; manufacturing processes; installation, service and distribution procedures and processes; customer lists; any know-how relating to the design, manufacture, and marketing of the Employer Entities’ services and products, including components and parts thereof; non-public information acquired by Employee concerning the requirements and specifications of any Employer Entity’s agents, vendors, contractors, customers and potential customers; non-public financial information, business and marketing plans, pricing and price lists; non-public matters relating to employee benefit plans; quotations or proposals given to agents or customers or received from suppliers; any other information which is sufficiently secret to derive economic value from not being generally known.
(b)Prior to, and at any time on or after the Retirement Date, Employee shall maintain in the strictest confidence and will not, directly or indirectly, use, intentionally or inadvertently publish or otherwise disclose to any third party person or entity, any trade secrets, or any confidential, proprietary or other non-public information of or belonging to any Employer Entity or any agent, joint venturer, contractor, customer, vendor or supplier of any Employer Entity (collectively, the “Confidential Information”), regardless of its form, without the prior written explicit consent of the General Counsel of Tenneco Inc. Employee shall take reasonable precautions to protect against the inadvertent disclosure of Confidential Information. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to Employee; (ii) was known to Employee prior to the commencement of Employee’s employment by the Employer Entities; (iii) becomes publicly known or available to the public subsequent to disclosure to Employee through no breach of the Employee or any representative of Employee; or (iv) Employee is required to disclose by applicable law, regulation or legal process. Notwithstanding the foregoing, should Employee be served with legal process seeking to compel disclosure of any such information, Employee shall notify the General Counsel of Employer immediately and shall cooperate with Employer at its expense in seeking a protective order or other appropriate protection of such information.
(c)Employee further acknowledges that (i) Employer and Employer Entities expend significant resources to develop and maintain their customers and train their employees, that these customer and employment relationships are long-standing and have been developed and maintained over a period of many years, that the Employer Entities alone placed Employee in a position to interact with their long-standing clients and employees, and that the Employer Entities would be irreparably harmed if their customer and employment relationships were destroyed or tampered with because such relationships are a significant asset of the Employer Entities, (ii) Employee performed services of a unique nature for Employer that will be irreplaceable, and that Employee’s performance of such services to a competing business will result in irreparable harm to the Employer Entities, (iii) Employee has had access to

Confidential Information which, if disclosed, would unfairly and inappropriately assist in competition against the Employer Entities, and (iv) Employee generated goodwill for the Employer Entities in the course of Employee’s employment.
(d)Employee further acknowledges that Employee inevitably would disclose Confidential Information, including trade secret information, should Employee serve as director, officer, manager, supervisor, consultant, independent contractor, owner of greater than 1% of the stock, representative, agent, or employee (where Employee’s duties as an employee would involve any level of strategic, advisory, technical, creative, marketing, sales, or other similar input) for any competitor of Employer or any other Employer Entity involved in the vehicle or vehicle parts businesses in the areas of emissions treatment, exhaust, ride control, and/or elastomers during the Restricted Period (as defined below).
(e)In light of Employee’s acknowledgments regarding Confidential Information, customer relationships, and inevitable disclosure set forth above, in order to protect the Employer’s legitimate business interests described herein, and as additional consideration in return for the payments and benefits described in Paragraph 2 of this Agreement, including Schedule A, Employee agrees that, for a period through and including March 31, 2016 (the “Restricted Period”):
(i)Employee shall not, without Employer’s express, written consent (to be provided by the General Counsel of Tenneco Inc., which approval may be withheld in Employer’s sole discretion), directly or indirectly, whether individually or for or on behalf of any other individual, business, or entity, serve as director, officer, manager, supervisor, owner or shareholder (of other than a passive investment of less than 1% of the individual’s, business’, or entity’s outstanding publicly-traded stock), consultant, independent contractor, representative, agent, or employee (where Employee’s duties would include any level of strategic, advisory, technical, creative, marketing, sales, or other similar input) for, or otherwise render services to, any individual, business, or other entity that designs, manufactures, or supplies vehicle parts in the areas of emissions treatment, exhaust, ride control and/or elastomers, or any other products which perform the same or similar function as those manufactured, marketed, sold, supplied, or distributed by Employer Entities in the vehicle or vehicle parts businesses (“Products”), in any market in which Employer or any Employer Entity manufactures, markets, sells, supplies, or distributes such Products as of the Retirement Date or as of any time within the twelve (12)-month period preceding the Retirement Date; and
(ii)Employee shall not, in any capacity, whether on Employee’s behalf or on behalf of any other individual, business or entity, for purposes of selling, marketing, or attempting to sell or market any Product, solicit any customer of any Employer Entity with or for whom Employee had contact, communication, or other interaction of any kind, at any point within the two-year period preceding the Retirement Date.
(f)Additionally, in light of Employee’s acknowledgments regarding Confidential Information, in order to protect the Employer’s legitimate business interests described herein, and as additional consideration in return for the payments and benefits described in Paragraph 2 of this Agreement, including Schedule A, Employee agrees that, for a period through and including March 31, 2017:
(i)Employee shall refrain from contacting any employee of any Employer Entity for purposes of recruiting or placing such individual with another employer or influencing such individual to terminate employment with any Employer Entity;
(ii)In the event that an employee of an Employer Entity contacts Employee in contemplation or for the purpose of seeking employment with another employer or terminating employment with such Employer Entity, Employee shall not enter into any discussions with such employee regarding that matter without prior written approval of Employer, to be provided by the General Counsel of Tenneco Inc., which approval may be withheld in Employer’s sole discretion.  Notwithstanding the foregoing, (x) Employee may serve as a reference for such employee of an Employer Entity, upon the request of any such employee, without prior written approval of Employer and (y) Employee may provide general advice to any such employee of an Employer Entity without prior written approval of Employer, provided that Employee shall not interfere with or induce any other person or entity to interfere with the relationship between the Employer Entity and any of the employees of an Employer Entity; and
(iii)Furthermore, Employee may not directly or indirectly extend an offer of employment or cause an offer of employment to be extended to an employee or a person who within the ninety (90) days preceding the extension of such offer was an employee of an Employer Entity without the prior written approval of Employer, to be provided by the General Counsel of Tenneco Inc., which approval may be withheld in Employer’s sole discretion.
(g)Tolling. The running of the time periods applicable in Paragraph 4(e) hereof shall be suspended during the period of any violation of these provisions by Employee.
(h)Reasonableness of Covenants. Employee acknowledges that the duration and scope of each of the above restrictions and limitations (including, but not limited to, the time periods, geographic, and customer scopes of restriction) are fair, reasonable, and necessary to protect the Employer Entities’ legitimate protectable interests, including their interests in Confidential Information and customer and employee relationships set forth above. Further, Employee agrees to waive any claim to contest the reasonableness of such restrictions or the legitimacy of the Employer Entities’ interests. Employee also acknowledges that the above restrictions and obligations will not prevent Employee from earning a livelihood or obtaining gainful employment.
(i)Additional Duties Under Applicable Law. All duties and obligations set forth in Paragraph 4 of this Agreement shall be in addition to those which exist under statute and at common law and shall not negate but shall be in addition to or coextensive with those obligations arising under any agreements or documents executed by Employee during Employee’s employment with the Employer Entities.
5.Company Property. Employee agrees to turn over to Employer on the date of this Agreement all expense reports, notes, memoranda, records, documents, Employer manuals, credit cards, pass keys, sales records and data, and all other information or property, no matter how produced, reproduced or maintained, which is in Employee’s possession, or is used in or pertaining to the business of Employer or any Employer Entity, including but not limited to lists of customers, prices, marketing plans, and other confidential materials or information obtained by Employee in the course of Employee’s employment. Employee shall be entitled to retain the electronic devices that he was provided as part of his employment, provided that prior to January 31, 2015, they are wiped clean of all Employer Entities’ documents, files and data (confidential or otherwise) pursuant to the Employer Entities’ policies.
6.Non-Disclosure. Employer will make disclosures related to this Agreement that are consistent with Employer’s obligations under the securities laws or other applicable law. Except as otherwise required by law or by a court of competent jurisdiction, or as otherwise requested by the Employer, Employee agrees never to disclose or discuss the terms, conditions and amounts set forth in this Agreement or the discussions and negotiations that preceded it, except to Employee’s spouse, attorneys and financial advisors (collectively, the “Employee Affiliates”) as necessary for the Employee Affiliates to assist Employee; provided, however, that Employee agrees that prior to any disclosure to an Employee Affiliate, Employee shall inform such Employee Affiliate of the confidential nature of the Agreement and the discussions and negotiations that preceded it; and provided, further, that Employee agrees that the Agreement and the discussions and negotiations that preceded it will be kept confidential by each of the Employee Affiliates except as required by law or a court of competent jurisdiction or as otherwise requested by Employer. This Paragraph 6 does not prohibit or restrict Employee (or Employee’s attorney) from responding to any inquiry about this Agreement or its underlying facts and circumstances by the Securities and Exchange Commission (SEC), the Financial Industry Regulatory Authority (FINRA), any other self‑regulatory organization or any governmental entity.
7.Non-Disparagement. Employee agrees that neither he, nor any Employee Affiliate, nor anyone else on their behalf, will disparage, defame, or demean Employer or any other Employer Entity or any of their directors, officers, shareholders, members, employees, attorneys, agents or products.

Employee further agrees that neither he, nor any Employee Affiliate, nor anyone else on their behalf will take any other action which is intended to, or should be reasonably expected to, harm any Employer Entity or its reputation, or to otherwise lead to unfavorable or unwanted publicity for such entity or any of their directors, officers, shareholders, members, employees, attorneys, agents or products. Employer Entities and their directors, officers, shareholders, members, employees, attorneys and agents likewise agree not to disparage, defame, or demean Employee. Employer Entities and their directors, officers, shareholders, members, employees, attorneys and agents further agree that they will not take any action for the purpose of harming Employee or his reputation or for the purpose of otherwise leading to unfavorable or unwanted publicity for Employee. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), and the foregoing limitation on the Employer Entities’ directors and officers shall not be violated by statements that they in good faith believe are necessary or appropriate to make in connection with performing their duties and obligations to the Employer Entities.
8.Completeness. By signing this Agreement, Employee reaffirms that he has provided complete and truthful information, to the best of his knowledge, information and belief, in response to all inquiries (the “Inquiries”) made by Employer and any investigating authorities in connection with any governmental investigation of or litigation involving any Employer Entities. By signing this Agreement, Employee further affirms that he has, to the best of his knowledge, information and belief, disclosed to the General Counsel of Tenneco Inc. any and all concerns he may have had arising from or related to his employment regarding potential material violations of applicable law and/or Employer’s Code of Conduct. Employee agrees that if it is later determined that he knowingly provided materially misleading or untruthful information in response to any such Inquiries or knowingly failed to disclose during his employment any potential material violations of applicable law or Employer’s Code of Conduct of which he was aware, he will be immediately obligated to repay to Employer all Retirement Pay set forth in Paragraph 2 of this Agreement, including Schedule A.
9.Cooperation. Following the Retirement Date, in further consideration of the payments that are being made to Employee pursuant to this Agreement, Employee will continue to cooperate with Employer Entities and promptly provide thorough and accurate information and testimony voluntarily to or on behalf of any Employer Entity, regarding any investigation, or threatened or actual legal proceeding, by or against any Employer Entity or by any government agency, but agrees not to disclose or to discuss with anyone who is not directing or assisting in any Employer Entity investigation or case, other than Employee’s attorney, the fact of or the subject matter of any investigation, except as required by law or as otherwise requested by the Employer Entities, to the extent legally permitted. Employee also agrees to provide any cooperation reasonably requested by the Employer Entities in connection with any investigation or actual or threatened legal proceeding, provided that Employer agrees to reimburse Employee for all reasonable and documented expenses incurred by Employee in connection with such cooperation. As long as Employee complies with this paragraph, the Employer Entities will continue to provide Employee with any protections or other benefits to which Employee was entitled during his employment arising out of any agreements the Employer Entities may have with any government agency or division. Employee agrees, to the extent legally permitted, to promptly inform Employer if Employee becomes aware of any investigation or lawsuit involving claims that may be made against the Employer Entities that may be filed or threatened against the Employer Entities, to the extent that such claims relate to the period of Employee’s employment with Employer. Employee also agrees, to the extent legally permitted, to promptly inform Employer (to the extent that Employee is legally permitted to do so) if Employee is asked to assist in any investigation of the Employer Entities (or their actions), regardless of whether a lawsuit or other proceeding has then been filed against Employer with respect to such investigation, and shall not do so unless legally required. Any Employer Entity requesting information or other compliance with this Paragraph 9 will attempt to work with Employee to arrange times that reasonably accommodate Employee, and such Employer Entity will reimburse Employee for reasonable transportation, commuting, parking or other similar expenses expended as a result of Employee’s cooperation.
10.Release. In consideration of Employer’s obligations under Paragraph 2 herein, EMPLOYEE HEREBY RELEASES, FOREVER DISCHARGES THE EMPLOYER ENTITIES (AS DEFINED IN PARAGRAPH 1 HEREOF) AND ANY PREDECESSOR, SUCCESSOR, JOINT VENTURE AND PARENT OF ANY EMPLOYER ENTITY, AND ANY AND ALL OF THEIR RESPECTIVE PAST OR PRESENT OFFICERS, DIRECTORS, PARTNERS, INSURERS, AGENTS, ATTORNEYS, EMPLOYEES, TRUSTEES, ADMINISTRATORS, FIDUCIARIES SUCCESSORS AND ASSIGNS (ALL COLLECTIVELY, THE “RELEASED PARTIES”), FROM ANY AND ALL MANNER OF ACTIONS, CAUSES OF ACTIONS, DEMANDS, CLAIMS, AGREEMENTS, PROMISES, DEBTS, COMPENSATORY, LIQUIDATED, PUNITIVE OR OTHER DAMAGES, LAWSUITS, ANY LIABILITIES OF ANY NATURE WHATSOEVER, RIGHTS, DUES, CONTROVERSIES, COSTS, EXPENSES AND FEES (COLLECTIVELY, “CLAIMS”), WHETHER ARISING IN CONTRACT, TORT OR ANY OTHER THEORY OF ACTION, WHETHER ARISING IN LAW OR EQUITY, WHETHER KNOWN OR UNKNOWN, CHOATE OR INCHOATE, MATURED OR UNMATURED, CONTINGENT OR FIXED, LIQUIDATED OR UNLIQUIDATED, ACCRUED OR UNACCRUED, ASSERTED OR UNASSERTED, FROM THE BEGINNING OF TIME UP TO THE DATE EMPLOYEE EXECUTES THIS AGREEMENT, THAT EMPLOYEE (OR EMPLOYEE’S SPOUSE, HEIRS, EXECUTORS, ADMINISTRATORS OR ASSIGNS) MAY HAVE, EXCEPT FOR THOSE OBLIGATIONS CREATED BY OR ARISING OUT OF THIS AGREEMENT AND THOSE OBLIGATIONS SPECIFICALLY EXCLUDED UNDER PARAGRAPH 2 OF THIS AGREEMENT. THE RELEASED PARTIES ARE INTENDED TO BE THIRD-PARTY BENEFICIARIES OF THIS AGREEMENT, AND THIS AGREEMENT MAY BE ENFORCED BY EACH OF THEM IN ACCORDANCE WITH THE TERMS HEREOF IN RESPECT OF THE RIGHTS GRANTED TO SUCH RELEASED PARTIES HEREUNDER. EMPLOYEE EXPRESSLY WAIVES THE BENEFIT OF ANY STATUTE OR RULE OF LAW WHICH, IF APPLIED TO THIS AGREEMENT, WOULD OTHERWISE PRECLUDE FROM ITS BINDING EFFECT ANY CLAIM AGAINST ANY RELEASED PARTY NOT NOW KNOWN BY EMPLOYEE TO EXIST. EXCEPT AS NECESSARY FOR EMPLOYEE TO ENFORCE THIS AGREEMENT OR AS EXCLUDED UNDER PARAGRAPH 2 OF THIS AGREEMENT, THIS AGREEMENT IS INTENDED TO BE A GENERAL RELEASE THAT EXTINGUISHES ALL CLAIMS AGAINST ANY RELEASED PARTY. EMPLOYEE IS NOT, HOWEVER, WAIVING ANY RIGHT OR CLAIM THAT MAY ARISE AFTER THE DATE THIS AGREEMENT IS EXECUTED.
Without in any way limiting the generality of the foregoing, this Agreement constitutes a full release and disclaimer of any and all Claims arising out of or relating in any way to Employee’s employment, continued employment, retirement, resignation, termination of employment with Employer or otherwise, whether arising under or out of a statute including, but not limited to, Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 1981, the Age Discrimination in Employment Act of 1967 (“ADEA”), the Older Workers Benefit Protection Act of 1990 (“OWBPA”), the Family and Medical Leave Act, the National Labor Relations Act, the Worker Adjustment and Retraining Notification Act, the Americans With Disabilities Act, and any county, municipal, and any other federal, state or local statute, ordinance or regulation, all as may be amended from time to time, or common law claims or causes of action relating to alleged discrimination, breach of contract or public policy, wrongful or retaliatory discharge, tortious action, inaction, or interference of any sort, defamation, libel, slander, personal or business injury, including attorneys’ fees and costs, and all claims for salary, bonus, vacation pay, and reimbursement of expenses, except as provided in this Agreement.
11.Employee agrees that the general release contained in Paragraph 10 does not waive or release any rights or claims that Employee may have under the Age Discrimination in Employment Act of 1967 that arise after the date Employee executes this Agreement. Employee acknowledges and agrees that Employee’s separation from employment with the Employer Entities in compliance with the terms of herein shall not serve as the basis for any claim or action (including, without limitation, any claim under the Age Discrimination in Employment Act of 1967).
12.Employee further acknowledges that, to the fullest extent legally permitted, Employee has specifically waived Employee’s right to any monetary recovery or injunctive relief in any lawsuit, including the right to any monetary recovery or injunctive relief in any lawsuit brought by any agency, entity or person on Employee’s behalf, with respect to any claims released herein, or resulting from the prosecution of any administrative charge, investigation or proceeding. Employee understands and agrees that by signing this Agreement, Employee does not waive future claims or any rights that cannot be waived under law, including the right to file against the Employer Entities a charge with or participate in any administrative investigation or proceeding by the U.S. Equal Employment Opportunity Commission (“EEOC”) or any comparable federal, state or local agency. However, Employee waives and releases, to the fullest extent legally permissible, all entitlement to any form of personal relief arising from a charge Employee or others may file. Employee understands that this waiver and release of personal relief would not affect an enforcement agency’s ability to investigate a charge or to pursue relief on behalf of others. Employer agrees and acknowledges that Employee does not waive or release any claims or other matters that, by operation of law, Employee cannot waive or release unilaterally. The provisions of this Agreement, neither in isolation nor in combination, should be construed to interfere with Employee’s right to file charges with the EEOC or other administrative agency or otherwise communicate or cooperate with such agency, notwithstanding the waiver of monetary and other relief. Employee represents that Employee has not assigned or transferred, or purported to assign or transfer, to any person or entity, any Claim or any portion thereof or interest therein.
13.Termination of Relationship. Employee acknowledges that any employment or contractual relationship between the Parties, including, for the avoidance of doubt, the Employment Agreement, will terminate by virtue of this Agreement, except as specified herein, and that Employee has no future employment or contractual relationship with the Employer Entities other than the contractual relationship created by this Agreement. In consideration of this Agreement, Employee hereby waives any and all employment rights that Employee now has with Employer or any Employer Entity, except as otherwise expressly provided in this Agreement. Employee agrees not to seek reinstatement, reemployment, or future employment as a new employee, and no Employer Entity has an obligation, contractual or otherwise, to employ or reemploy, hire or rehire, or recall or reinstate Employee in the future, with Employer or any Employer Entity.
14.Assignment. This Agreement shall be binding upon and inure to the benefit of the Employer Entities and their successors and assigns, and Employee and Employee’s heirs, administrators, and executors, and any legal representative of the Parties and, any other persons or entities claiming through the Parties. This Agreement and the rights and obligations hereunder are not delegable or assignable by Employee unless Employee secures written consent by Employer. The Employer Entities may assign this Agreement to any successor to all or substantially all of the business and/or assets of such entity; provided that such assigning entity shall require such successor to expressly assume and agree to perform this Agreement in the same manner and to the same extent that Employer would be required to perform it if no such succession had taken place. As used in this Agreement, “Employer” shall mean the Employer Entities and any successor to its business and/or assets, which assumes and agrees to perform the duties and obligations of Employer under this Agreement by operation of law or otherwise.
15.Voluntariness. Employee warrants that no promise or inducement to enter into this Agreement has been offered or made except as set forth in this Agreement, that Employee is entering into this Agreement knowingly and voluntarily (for Employee and Employee’s heirs, executors, administrators and assigns) without any force, threat or coercion and without reliance on any statement or representation made on behalf of any Employer Entity or by any person employed by or representing any Employer Entity, except for the written provisions and promises contained in this Agreement.
16.Entire Agreement. This Agreement, together with Schedule A, constitutes the entire agreement and understanding between the Parties with regard to all matters, including but not limited to

Employee’s employment, retirement, payments owed to Employee and the other subject matters addressed in this Agreement, and supersedes and replaces all prior commitments, negotiations and agreements proposed or otherwise, whether written or oral, concerning the subject matters contained in this Agreement, including, for the avoidance of doubt, the Employment Agreement, EXCEPT as specified herein or any plans or policies of Employer or Employer Entities which govern the pension and health benefits, stock options or expense reimbursement referenced in Paragraph 2 of, and Schedule A to, this Agreement, or restrictive covenant agreements referenced in, and to be enforced in accordance with, Paragraph 4(i) of this Agreement. This Agreement is an integrated document and the consideration stated in it is the sole consideration for this Agreement.
17.Equitable Relief and Other Remedies. The Parties agree that damages incurred as a result of a breach of this Agreement will be difficult to measure. Furthermore, Employee acknowledges and agrees that the Employer Entities’ remedies at law for a breach or threatened breach of the provisions of Paragraphs 4-9 would be inadequate. In recognition of this fact, it is, therefore, further agreed that, in addition to any other remedies, equitable relief will be available in the case of a breach or threatened breach of this Agreement. It is also agreed that, in addition to any other remedies, in the event of a material breach of this Agreement, including without limitation the restrictive covenants in Paragraphs 4-9, by Employee or an Employee Affiliate, Employer may withhold and retain all or any portion of the Retirement Pay, and any Retirement Pay previously paid to Employee shall immediately be repaid to Employer (except this withholding, retention and clawback provision shall not apply to any claim under the ADEA or the OWBPA to the extent required by law). Employer agrees to act reasonably in the exercise of its rights pursuant to this Paragraph 17.
18.Attorneys’ Fees. In the event of litigation in connection with or concerning the subject matter of this Agreement, the prevailing party shall be entitled to recover all costs and expenses of litigation incurred by it, including such party’s reasonable attorneys’ fees; provided that, if Employee violates this Agreement by suing Employer or the other Released Parties in respect of a Claim released hereunder, Employee will pay all costs and expenses of defending against the suit incurred by the Released Parties, including reasonable attorneys’ fees.
19.Severability and Reformation. If any provision, paragraph, subsection or other portion of this Agreement shall be determined by any court of competent jurisdiction in any state to be invalid, illegal or unenforceable in whole or in part, and such determination shall become final, such provision or portion shall be deemed to be severed or limited, but only to the extent required to render the remaining provisions and portion of this Agreement enforceable to the maximum extent permitted by the laws of that state. This Agreement as thus amended shall be enforced so as to give effect to the intention of the Parties insofar as that is possible. In addition, the Parties hereby expressly empower a court of competent jurisdiction to modify any term or provision of this Agreement, but only to the extent necessary to comply with existing law and to enforce this Agreement as modified.
20.No Admission. Nothing in this Agreement shall be construed as an admission of any wrongdoing by any person or entity.
21.Governing Law. This Agreement shall be deemed to have been executed and delivered within the State of Illinois, and the rights and obligations of the Parties shall be construed and enforced in accordance with, and governed by, the laws of the State of Illinois without regard to that state’s rules regarding conflict of laws.
22.Jurisdiction. The Parties agree that any dispute relating to this Agreement or Employee’s employment with Employer or the termination thereof shall be exclusively submitted by the Parties to, and decided by, the courts in Chicago, Illinois. Employee voluntarily and willingly subjects himself to the personal jurisdiction of the state and federal courts located in Chicago, Illinois, for any and all disputes related to this Agreement. Employee waives any objection that Employee may have to the venue or jurisdiction of any such dispute in any such court, and agrees neither to object to venue in such court nor to assert that the dispute was brought in an inconvenient court. Employee also agrees to waive any requirement of personal service in any such dispute, and agrees that service of process in any such dispute may be effectuated by mailing a copy of such process to Employee at the address provided underneath Employee’s signature block on this Agreement.
23.Fair Meaning. The language of all parts of this Agreement shall in all cases be construed as a whole, according to its fair meaning and not strictly for or against any of the Parties.
24.Revocation Period. The Parties acknowledge that Employee shall have the right to revoke and cancel this Agreement if Employee, at any time within the seven calendar days following its execution (the “Revocation Period”), revokes it. If Employee desires to revoke and cancel this Agreement, Employee must do so in writing and return this document to the General Counsel of Tenneco Inc. within the Revocation Period, and all terms of the Agreement shall thereafter be void and of no effect. If this Agreement is canceled and revoked by Employee pursuant to this Paragraph 24, Employer shall have no obligations under this Agreement.
25.Supplemental Documents and Counterparts. The Parties agree to cooperate fully and to execute any and all supplementary documents and to take all additional actions that may be necessary or appropriate to give full force to the terms and intent of this Agreement that are not inconsistent with its terms. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.
Employee has been hereby advised in writing and encouraged by Employer to consult with an attorney before signing this Agreement and that Employee has at least twenty-one (21) days (the “Release Consideration Period”) to consider it. Employee has carefully read and fully understands this Agreement, has had sufficient time to consider it, has had an opportunity to ask questions and have it explained, and is entering into this Agreement freely, knowingly and voluntarily, with an understanding that the general release contained herein will have the effect of waiving any action or recovery Employee might pursue for any claims arising on or prior to the date of the execution of this Agreement. Employee was given this Agreement on December 17, 2014 and had until January 8, 2015, a period in excess of twenty-one (21) days, to consider it. Notwithstanding the foregoing, Employee has agreed to waive that period and has knowingly and voluntarily signed this Agreement as of the date below with a full understanding of the rights that Employee is waiving herein. Employee understands that Employee has seven (7) days after the execution of this Agreement to revoke it and that this Agreement shall not become effective and enforceable until the Revocation Period has expired. The Parties agree that the provisions contained in this Agreement may not be amended, waived, changed or modified, except in writing and signed by an authorized representative of each of the Parties.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the dates set forth below.

Tenneco Inc.

By:/s/ James D. Harrington
James D. Harrington

Dated: December 30, 2014

Its: Senior Vice President,
General Counsel and Corporate Secretary

Tenneco Automotive Operating Company Inc.

By: /s/ James D. Harrington
James D. Harrington

Dated: December 30, 2014

Its: Senior Vice President,
General Counsel and Corporate Secretary

EMPLOYEE

/s/ Hari Nair
Hari Nair
600 N. Lake Shore Drive
#2905
Chicago, Illinois 60611

Dated: December 30, 2014

Schedule A
to
Retirement Agreement and General Release

Unless the Retirement Agreement and General Release to which this Schedule is attached (the “Agreement”) is revoked by Employee in accordance with Paragraph 24 thereof, Employer shall make Payments pursuant to Paragraph 2 of the Agreement and as set forth below (subject to applicable federal and state requirements regarding withholding and other taxes), and Employee shall be entitled to receive other benefits as set forth below. Any capitalized term not defined in this Schedule A shall have the meaning as is ascribed thereto in the Agreement.
1.Retirement Pay. Subject to Employee’s compliance with the Agreement and subject to Employee’s not revoking the Agreement during the Revocation Period, Employer shall pay Employee a gross amount equivalent to (x) $1,505,000 PLUS (y) the product of two times the actual bonus amount Employee receives pursuant to the Tenneco Inc. Executive Bonus Plan for 2014 performance, as described further in Section 3 (below), payable in a lump sum on December 31, 2015. Employer shall withhold from these amounts all applicable taxes and withholdings required by law. As specified in the Agreement, in the event of a material breach of this Agreement, including without limitation the restrictive covenants in Paragraphs 4-9, by Employee or an Employee Affiliate, Employer may withhold and retain all or any portion of the Retirement Pay not yet paid (except this withholding/retention provision shall not apply to any claim under the ADEA or the OWBPA to the extent required by law), and any Retirement Pay previously paid to Employee shall immediately be repaid to Employer.
2.Accrued Salary. Through March 31, 2015, Employer shall continue to pay Employee a salary at his current base rate.
3.Bonus Compensation. Employee shall be paid the bonus Employee is eligible to receive pursuant to the Tenneco Inc. Executive Bonus Plan for 2014 performance. This amount shall be paid on or about the same date on which bonus payments are disbursed to then-current employees of Employer but in any case, by March 31, 2015. All bonus compensation for the 2015 performance period for which Employee may be eligible is forfeited.
4.Long-Term Incentive Compensation.
(a)Long-Term Performance Units (“LTPUs”). The LTPUs previously granted to Employee shall vest and be payable in accordance with the terms of the applicable LTPU award agreement and the 2006 Tenneco Inc. Long-Term Incentive Plan (the “Plan”).
(b)Stock Options. Stock options previously granted to Employee shall vest and be exercisable in accordance with the terms of the applicable option award agreement and the Plan.
(c)Restricted Stock. Restricted stock previously granted to Employee shall vest in accordance with the terms of the applicable grant agreement and the Plan.
(d)Tenneco Inc. Excess Benefit Plan and Tenneco Inc. Supplemental Retirement Plan. In accordance with respective plan provisions, Employee will be eligible to receive payments from the Tenneco Inc. Excess Benefit Plan and the Tenneco Inc. Supplemental Retirement Plan.
5.Health Benefits Continuation. During the twelve (12)-month period immediately following the Retirement Date, Employer will permit Employee and Employee’s eligible dependents to continue to participate in Employer’s medical and dental benefits, subject to the rules applicable to active salaried employees, including without limitation, changes to benefit design and the participant’s share of costs from time to time. Following such twelve (12)-month period, subject to Employee’s timely election of, and continued eligibility for, COBRA coverage, Employer will permit Employee and Employee’s dependents to elect continued group health (medical, dental and vision) coverage under Employer’s group health plans pursuant to COBRA, effective on the date Employee’s participation in Employer’s plans specified in the preceding sentence ends, subject to the rules of COBRA and Employer’s plans as then in effect, which plans may be amended from time to time at

Employer’s sole discretion or, in lieu of such COBRA coverage, Employee and Employee’s dependents may elect coverage under Employer’s Retiree Medical Plan.
Note: If you wish to continue your current life insurance benefits, you may choose either to port your coverage to another group term life insurance policy or to convert your coverage to an individual policy. Some restrictions apply. In either case, you must apply for coverage and pay premiums within thirty-one (31) days after the date your Tenneco life insurance coverage ends. If you fail to do so, you will lose your right to continue life insurance coverage. For more information regarding your life insurance continuation options and how to elect to convert or port your coverage, call MetLife @ 877-275-6387.